Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 of Marco Community Bancorp, Inc. (the “Company”), dated June 6, 2008, of our report appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and of our report appearing in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ Hacker, Johnson & Smith PA

 HACKER, JOHNSON & SMITH PA
 Tampa, Florida
 June 6, 2008